Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

May 4, 2011

Media Contact:

Doug Shepard

Harte-Hanks, Inc. Corporate Office

Executive Vice President and Chief Financial Officer

(210) 829-9120

doug_shepard@harte-hanks.com

HARTE-HANKS ANNOUNCES STOCK REPURCHASE PROGRAM

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today announced that it intends to purchase up to one million shares of its common stock during the remainder of 2011, resuming its existing stock repurchase program. The shares will be purchased from time to time at the discretion of management at prevailing market prices, through open market transactions, depending upon market conditions. Under the program, the purchases will be funded from available working capital and the repurchased shares will be held in treasury. There is no guarantee as to the exact number of shares which will be repurchased by Harte-Hanks and Harte-Hanks may discontinue purchases at any time that management determines additional purchases are not warranted.

About Harte-Hanks®:

Harte-Hanks® is a worldwide direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing helps its clients obtain insight about their customers through database and marketing analytics. Based on that insight Harte-Hanks Direct Marketing designs, implements and executes multichannel marketing programs on behalf of its clients using direct and digital communications. Harte-Hanks Shoppers is North America’s largest owner, operator, and distributor of shopper products which bring buyers and sellers together at a local level though its proven multichannel offerings, including targeted print, digital advertising, and classifieds. Its print publications are zoned into approximately 950 separate editions and reach 11.2 million addresses each week in California and Florida. Shoppers also provide advertisers with PowerSites™ to help small- and medium-size businesses establish a web presence and improve lead generation, PowerClick™ SEM services, and mobile distribution of their ads and coupons. For consumers, PennySaverUSA.com™ and TheFlyer.com™ offer local online and mobile classifieds for garage sales, pets, used and new cars, real estate, as well as thousands of coupons and business listings. Visit us at http://www.PennySaverUSA.com, http://www.TheFlyer.com, and http://www.PowerSites.net.